EXHIBIT 21

Subsidiaries of Rayonier Inc.

as of 12/31/2003

Name of Subsidiary *	State/Country of Incorporation/Organization
EAM Corporation	Delaware
Forestal Rayonier Chile Ltd	Delaware
RAYAD, Inc.	Delaware
Rayland, LLC	Delaware
Rayonier Australia Pty Ltd.	South Australia
Rayonier Canada Ltd.	Yukon Territory, Canada
Rayonier China Limited	Delaware
Rayonier de Mexico, S.A. de C.V.	Mexico
Rayonier Distribution Corp.	Delaware
Rayonier Far East Ltd.	Delaware
Rayonier Foreign Sales Corporation	U.S. Virgin Islands
Rayonier Forest Management, Inc.	Delaware
Rayonier Forest Operations, LLC	Delaware
Rayonier Forest Properties, LLC	Delaware
The Rayonier Foundation	New York
Rayonier International Financial Services Limited	New Zealand
Rayonier Industries Ltd.	New York
Rayonier Forest Resources, L.P.	Delaware
Rayonier HB Limited	New Zealand
Rayonier MDF New Zealand	New Zealand
Rayonier NZ Holdings Limited	New Zealand
Rayonier NZ Management Limited	New Zealand
Rayonier New Zealand Limited	New Zealand
Rayonier New Zealand Services Company	Delaware
Rayonier Performance Fibers, LLC	Delaware
Rayonier Products and Financial Services Company	Delaware
Rayonier Properties, LLC	Delaware
Rayonier Singapore Limited	Delaware
Rayonier Timberlands, L.P.	Delaware
Rayonier Timberlands Management, LLC	Delaware
Rayonier Wood Procurement, LLC	Delaware
Rayonier Wood Products, LLC	Delaware
REMI Environmental, Inc.	Delaware
RLA Trading Corporation	Delaware
Southern Wood Piedmont Company	Delaware
Taiga, Ltd.	Delaware

*	Each of these subsidiaries may conduct business under the name “Rayonier”.